PROMISSORY NOTE

$2,500,000	October 17, 2005
Denver, Colorado

FOR VALUE RECEIVED, the undersigned (“Maker”) promises to pay to the order of Jipangu Inc., a Japan corporation (“Holder”), on June 1, 2006, the principal sum of Two Million Five Hundred Thousand Dollars ($2,500,000), plus interest thereon from December 1, 2005 at a rate of seven and three tenths percent (7.3%) per annum through payment in full; provided, that any amount of principal and interest which is not paid when due shall bear interest at the default rate of twelve percent (12%) per annum from the day when due through payment in full.

All interest shall be calculated on the basis of a year of 365 days, for the actual number of days (including the first day but excluding the last day) elapsed. Payments shall be made in funds current and available in Tokyo, Japan, in lawful money of the United States of America, at such place as Holder may specify from time to time.

Upon the occurrence of any one of the following events, all obligations of Maker hereunder shall become immediately due and payable without any action by Holder:

(i) Maker or any of its subsidiaries makes an assignment for the benefit of creditors, or applies for or consents to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed;

(ii) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against Maker or any of its subsidiaries; or

(iii) Maker or any of its subsidiaries defaults in any payment to any third party or parties in an aggregate amount in excess of $500,000 or otherwise defaults or fails to perform in any agreement in a manner resulting in a right by any third party or parties to accelerate the maturity of any indebtedness of Maker or any of its subsidiaries in an amount in excess of $500,000;

Maker agrees to pay all costs and expenses which Holder may incur by reason of any default, including without limitation reasonable collection costs and attorneys’ fees with respect to legal services relating to any default and to a determination of any rights or remedies of Holder under this Note or under any other instrument or document made by Maker with or in favor of Holder, and reasonable attorneys’ fees relating to any actions or proceedings which Holder may institute or in which Holder may appear or participate and in any reviews of and appeals therefrom.

Maker waives demand, presentment for payment, protest, notice of protest, and notice of nonpayment. Maker further agrees that any modification or extension of the terms of payment of this Note made by Holder shall not diminish or impair Maker’s liability for the payment hereunder and that none of the terms or provisions hereof may be waived, altered, modified or amended except as Holder may consent thereto in a writing duly signed by Holder. Holder may delay or forgo enforcing any of its rights or remedies under this Note without losing them.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAWS OF THE STATE OF COLORADO WITHOUT RESPECT TO CONFLICT OF LAW PRINCIPLES. IF A LAWSUIT IS COMMENCED IN CONNECTION WITH THIS NOTE, MAKER AGREES THAT EXCLUSIVE JURISDICTION AND VENUE FOR ANY SUCH ACTION SHALL LIE IN DENVER, COLORADO, AND MAKER AGREES, UPON HOLDER’S REQUEST, TO SUBMIT TO THE PERSONAL JURISDICTION OF THE STATE AND FEDERAL COURTS THEREIN.

Apollo Gold Corporation, a Yukon corporation

By:  /s/ R. David Russell

Print Name:  R. David Russell
Print Title:    President and CEO